CT COMMUNICATIONS PRESS RELEASE
For Immediate Release
May 29, 2007
Concord, NC
Media Relations Contact For CTC:
Andy Aldridge
Lyerly Agency
704.525.3937
704.280.4417
CT COMMUNICATIONS TO MERGE WITH WINDSTREAM CORPORATION
CTC Board of Directors Accepts Offer for $31.50 per Share

CONCORD, NC (May 29, 2007) — CT Communications, Inc. (CTC, Nasdaq: CTCI) today announced a definitive agreement to merge with Windstream Corporation (NYSE: WIN). In a vote by its board of directors, CT Communications has accepted an offer from Windstream to acquire all of the outstanding shares of CT Communications for $31.50 per share in cash. The offer represents a 46% premium to the closing price of CT Communications’ stock on May 25, 2007, and a 31% premium to the previous 30-day average trading price. Including the assumption of cash and debt, the transaction is valued at approximately $585 million. The merger is subject to approvals from federal and state regulators, as well as CT Communications, Inc. shareholders.
     CTC, headquartered in Concord, NC, is a growing provider of integrated telecommunications and related services to residential and business customers located primarily in North Carolina. CTC offers a comprehensive package of telecommunications services, including broadband high-speed Internet services, local and long-distance telephone services, and digital wireless voice and data services. Recently, the company began a commercial trial of a new video product that utilizes a fiber optic network, allowing significantly greater bandwidth delivery for the ever-growing

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application and service needs of customers. The network deployment began in 2006 and now passes 11,000 homes in the Concord area.
     Windstream Corporation provides voice, broadband and entertainment services to customers in 16 states. The company has approximately 3.2 million access lines and about $3.2 billion in annual revenues. The transaction with CTC adds approximately 158,000 access lines and 29,000 broadband customers, nearly doubling Windstream’s presence in North Carolina.
     Originally founded in 1897 as The Concord Telephone Company, CTC was the first to bring telephone services to Cabarrus, Stanly and Rowan counties. CT Communications combines more than a century of experience with an expanding vision of how technology can connect people, businesses and communities.
     “For 110 years, it has been our pledge to develop and deliver innovative, diversified services that are competitive and dependable for our customers, and to provide our shareholders with attractive financial results” said Mike Coltrane chairman, president and CEO of CT Communications “Because of our strong operational and fiscal performance over the last several years, we found ourselves in the unique and enviable position of possessing significant cash reserves and very low debt. As such, we found ourselves willing to explore strategic options for our company, and fully believe that this merger will provide the long-term value that our shareholders deserve.”
     Since 2003, CTC has worked to reduce its total debt by $70 million, and consistently outperformed its industry peers in both revenue and operating income growth.
     “CT Communications’ management and employees have built an exceptional business and are highly respected in their local communities. CT Communications fits strategically with Windstream and advances our strategy of continuing to grow through acquisitions while expanding our free cash flow,” said Jeff Gardner, President and CEO of Windstream.
     “Windstream Corporation has achieved a long history of successful operations in the telecommunications industry, and we have been impressed with their strategies to successfully compete and thrive,” said Coltrane. “We are truly excited about the

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opportunities this partnership creates for the benefit of our customers and shareholders.”
Additional Information
Raymond James & Associates, Inc. and Moore & Van Allen, PLLC acted as financial and legal advisors to CT Communications. Stephens Inc. and Kutak Rock, LLP acted as financial and legal advisors to Windstream on the transaction.
About CT Communications
CT Communications, Inc. (CTC), headquartered in Concord, NC, is a growing provider of integrated telecommunications and related services to residential and business customers located primarily in North Carolina. CTC offers a comprehensive package of telecommunications services, including broadband high-speed Internet services, local and long-distance telephone services, and digital wireless voice and data services. For additional information, visit www.ctc.net.
About Windstream
Windstream Corporation (NYSE: WIN) provides voice, broadband and entertainment services to customers in 16 states. The company has approximately 3.2 million access lines and about $3.2 billion in annual revenues. For more information, visit www.windstream.com.
Certain statements contained in this press release are “forward-looking statements,” within the meaning of federal securities laws. CT Communications, Inc. intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions made by management about CT Communications, Inc., including, among other things, changes in industry conditions and related state and federal legislation and regulations, the ability to obtain necessary regulatory and shareholder approvals for the transaction

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with Windstream, the impact of economic conditions related to financial performance of customers, business partners, competitors and peers within the telecommunications industry, the recovery of the substantial costs incurred in connection with expansion into new businesses, retention of CT Communications’ existing customer base and the ability to attract new customers, the ability to control pricing and product offerings in a highly competitive industry, the ability to attract and retain key personnel, the performance of investments, rapid changes in technology, the ability to manage capital expenditures related to changes in technology, actions of our competitors, the impact of economic and political events on the business, operating regions and customers, including terrorist attacks. In some cases, these forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “intend” or “potential” or the negative of those words or other comparable words. These forward-looking statements may differ materially from actual events or results because they involve estimates, assumptions and uncertainties and should be viewed with caution. CT Communications, Inc. undertakes no obligation to update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. Readers are also directed to consider the risks, uncertainties and other factors discussed in documents filed by CT Communications, Inc. with the Securities and Exchange Commission, including those matters summarized under the caption “Risk Factors” in CT Communications’ Annual Report on Form 10-K for the year ended December 31, 2006.
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